Exhibit  10.10
                                   Force  Protection,  Inc.
                                   9801  Highway  78
                                   Building  3
                                   Ladson,  SC  29456
                                   843-740-7015
                                   843-740-1973  (fax)


Tom  Thebes
1312  Woodmanor  Dr.
Raleigh
NC  27614

Dear  Tom:

I am pleased to offer you the position of Vice President, Finance and Chief Financial Officer of Force Protection, Inc. You will report directly to me.

Your starting salary will be $95,000 per year and you will be eligible for health insurance coverage after the mandatory waiting period of 90 days. Please contact April at extension 229 for a full discussion of our benefits package.

In addition, I will recommend to the Board of Directors that you be awarded stock options or warrants for one million shares of common stock.

We then look forward to you starting full time here as soon as possible. However, I understand from our telephone conversation earlier today, that we can expect you to spend Monday and Tuesday (November 16, and 17) here at the facility. This will then be followed by a period of time, not to exceed two weeks, during which time you will be able to devote one or two days each week to FPI business - probably working from home.

Please indicate your acceptance of this offer by signing this letter and returning it by Fax to me at 843-740-7015.

Sincerely,


Michael  Watts
CEO,  Force  Protection,  Inc
COO,  Technical  Solutions  Group,  Inc  -  a  wholly  owned  subsidiary


Accepted:   ______________________________    ________________
                              Tom  Thebes             Date